Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David Tovar, Wal-Mart
1-800-331-0085

Investor Relations Contacts: Carol Schumacher
479-277-1498
Mike Beckstead
479-277-9558

Wal-Mart Names Brian Cornell

President and CEO of Sam’s Club

BENTONVILLE, Ark., Mar. 9, 2009 — Wal-Mart Stores, Inc. (NYSE: WMT) announced today that Brian Cornell, 50, will become president and chief executive officer of Sam’s Club, the company’s members-only warehouse operating segment, effective April 3. Cornell replaces Doug McMillon, who became president and CEO of Wal-Mart International on Feb. 1, and will report to Mike Duke, president and CEO of Wal-Mart Stores, Inc.

“In searching for our new Sam’s Club CEO, we wanted a leader who is strong, talented and people-oriented,” said Duke. “We also wanted someone with broad experience in retail management, food merchandising and consumer product marketing. Above all, we looked for a leader who would live up to our brand and our culture. We found all of these things in Brian.”

Sam’s Club ended last fiscal year with $46.8 billion in sales, a 5.6 percent increase in revenue over the prior year. As of year end, there were 602 Sam’s Clubs operating in the United States. Sam’s plans to add between 15 and 20 clubs during the current fiscal year.

Duke continued, “If you look at the performance of the three biggest warehouse clubs over the past year, it’s clear that the club business is among the fastest growing retail segments. There has never been a time of greater opportunity for Sam’s Club and its continued growth is an integral part of our company’s overall business plan. Brian’s unique talent and experience will help build on the strong foundation and recent momentum at Sam’s Club and take our club business to the next level.”

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According to Cornell, “I am excited to join the Wal-Mart family and have the opportunity to lead an organization like Sam’s Club. It’s truly an honor to succeed a terrific leader like Doug and I look forward to continuing a strong strategic direction for the business. I am committed to remaining relentlessly focused on serving our members’ needs, delivering value through merchandise quality and enhancing the member shopping experience.”

Cornell has more than 20 years of experience, most recently serving as CEO of Michael’s Stores, Inc., the largest specialty retailer of arts and crafts merchandise for the hobbyist and do-it-yourself home decorator in North America. Prior to that, Cornell was executive vice president and chief marketing officer for Safeway, where he was responsible for the company’s marketing, merchandising and distribution operations, as well as its online home delivery business. Cornell has also held senior management positions at PepsiCo, including president of Pepsi-Cola North America’s Food Services Division and president of Tropicana International.

He earned a bachelor’s degree at UCLA and attended its Anderson Graduate School of Management. He will relocate to Bentonville, Ark. with his wife Martha.

NOTE: A bio and high resolution photo of Brian Cornell are available for downloading at: http://www.walmartstores.com/factsnews

About Wal-Mart Stores, Inc. (NYSE: WMT)

Wal-Mart Stores, Inc. operates Walmart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The company also operates in Argentina, Brazil, Canada, Chile, China, Costa Rica, El Salvador, Guatemala, Honduras, India, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The company’s common stock is listed on the New York Stock Exchange under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

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